October 6, 2022

CONFIDENTIAL

Cepton, Inc.
399 W. Trimble Road
San Jose, CA 95131
Attention: Dr. Jun Pei (Chairman of the Board & CEO)

Re:	Extension of the Exclusivity Agreement

Ladies and Gentlemen:

Reference is made to the letter regarding exclusivity agreement dated September 6, 2022 (the “Original Signing Date”) between KOITO MANUFACTURING CO., LTD. (“Koito”) and Cepton, Inc. (“Cepton”) (the “Exclusivity Agreement”). Capitalized terms used and not otherwise defined herein shall have their respective meanings set forth in the Exclusivity Agreement.

In consideration of the constructive discussions between the parties and the positive progress made thus far in respect of the Potential Transaction, Koito and Cepton hereby mutually agree to extend the expiration date of the Exclusivity Agreement to 60 days after the Original Signing Date. Except as provided in this letter, the Exclusivity Agreement shall remain unchanged and in full force and effect.

This letter will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law rules of such state. Any dispute arising out of this letter shall be submitted to the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and Koito and Cepton hereby irrevocably agree to submit to the jurisdiction of such courts. This letter may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please confirm your agreement with the foregoing by signing a copy of this letter where indicated below and returning the same to the undersigned.

Sincerely yours,

KOITO MANUFACTURING CO., LTD.

By:	/s/ Michiaki Kato
Name: Michiaki Kato
Title: President and COO

Accepted and Agreed:

Cepton, Inc.

By:	/s/ Jun Pei
Name: Jun Pei
Title: CEO